Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf (314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL NEGOTIATES ENVIRONMENTAL SETTLEMENT
RELATED TO APOGEE AND HOBET COMPLEXES
     ST. LOUIS, March 24 — Patriot Coal Corporation (NYSE: PCX) announced that it has entered into a consent decree with Ohio Valley Environmental Coalition, Inc., and West Virginia Highlands Conservancy, Inc. to resolve pending claims under the Clean Water Act relating to Patriot’s Apogee and Hobet mining complexes. The consent decree was entered on March 19 by the U.S. District Court for the Southern District of West Virginia.
     As a result of the negotiated settlement, the deadline for compliance with selenium effluent limitations at outfalls subject to the litigation has been extended from June 30, 2009 to April 5, 2010. Additionally, the Company has agreed to implement a pilot project using certain reverse osmosis technology to evaluate its technical and economic feasibility for use in selenium treatment in a coal mining setting. The estimated cost over the life of the pilot project and related evaluations is approximately $350,000. The Company has also agreed to pay a penalty of $50,000 and plaintiffs’ attorney fees and costs as part of the settlement.
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 15 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general domestic and international economic conditions, including coal, power and steel market conditions; availability and costs of credit; the outcome of commercial negotiations involving sales contracts or other transactions; price volatility, changes in demand and decreases in consumer spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; weather patterns affecting energy demand; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K.
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